Exhibit 99.1


                                VSB Bancorp, Inc.
                    Second Quarter 2004 Results of Operations
                  VSB Reports 39% Growth In Quarterly Earnings


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100


Staten Island, N. Y. --July 13, 2004. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported quarterly net income of $489,308 for the second quarter of 2004, a 38.8% increase from the second quarter of 2003. All per share data have been adjusted for the 4 for 3 stock split, in the form of a 33 1/3 stock dividend, paid on March 8, 2004. The following unaudited figures were released today. Pre-tax income was $916,273 in the second quarter of 2004, as compared to $657,740 for the second quarter of 2003, an increase of $258,533, or 39.3%. Net income was $489,308, or basic income of $0.34 per common share, as compared to a net income of $352,450, or basic income per common share of $0.25, for the quarter ended June 30 2003. The increase in net income was attributable to the increase in net interest income of $374,098 and an increase in non-interest income of $78,048, which were partially offset by an increase in non-interest expense of $173,613 and an increase in the provision for loan loss of $20,000. Total assets increased to $208.6 million, an increase of $23.6 million from December 31, 2003. Total deposits stood at $190.4 million, an increase of $22.7 million, or 13.5%, for the same period. The increase in deposits includes a $5 million deposit from the City of New York, into our St. George branch, under the City's new Bank Development District deposit program. The Bancorp's Tier 1 capital ratio of 8.47% includes, as Tier 1 capital, $4.0 million (25% of its regulatory capital) from the $5 million trust preferred securities that we issued in August 2003.

Average interest-earning assets and average loans grew $29.3 million and $3.2 million, respectively, from the second quarter of 2003 to the second quarter of 2004. Average investment securities and other interest earning assets increased $25.5 million between those same periods. Average demand deposits (an interest free source of funds for us to invest) remained approximately 42% of average total deposits. Our interest rate spread and interest rate margin were 4.05% and 4.49%, respectively, for the quarter ending June 30 2004 as compared to 3.98% and 4.36%, respectively, for the quarter ended June 30 2003. Non-interest income grew to $453,153 in the second quarter of 2004, an increase of $78,048 from the second quarter of 2003. Non-interest expense totaled $1.5 million, an increase of $173,613 from the second quarter of 2003. The growth in non-interest expense is directly attributable to increased personnel expenses relating to new staff, due to our increase in size, increases in health insurance costs and other benefits, compensation costs associated with the newly established ESOP plan and increased occupancy expenses.

Net income for the six months ended June 30, 2004 was $988,478, or basic income of $0.70 per common share, as compared to a net income of $618,536, or a net income per common share of $0.44, for the six months ended June 30, 2003. Pre-tax income grew to $1,850,881 for the first six months of 2004, as compared to $1,158,167 for 2003, an increase of $692,714, or 59.8%. The growth in net income was attributable to an increase in net interest income of $839,075 and an increase in non-interest income of $167,504 partially offset by an increase in non-interest expense of $283,865, an increase in the provision for loan loss of $30,000 and an increase in income tax expense of $322,772. In the six months

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ended June 30, 2004, our unrealized loss in available for sale securities increased by $1.2 million. The increase was the result of increases in market interest rate conditions, which caused downward pressure on the value of our securities portfolio. The unrealized loss, although it reduces GAAP capital, does not reduce capital for bank regulatory purposes at either the bank or the holding company level.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated "Our quarter and six month numbers compare favorably with the previous year's numbers, but with interest rates rising and the subsequent negative effect on our net interest margin, the possibility for a drop in net income from this quarter exists. Our announcement of the fifth branch location in the Rosebank section of Staten Island will fill a banking void currently experienced by the business community in that area." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our second quarter 2004 return on assets and return on equity were 1.04% and 16.68%, respectively, despite the $0.01 decline in earnings per share from the March 2004 quarter. Our fifth branch location gives us another outlet to deliver our unique brand of high quality personal service, a philosophy that has made Victory the success that it is today."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $10.6 million since its inception. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard. Our fifth branch will be located at 1071 Bay Street, in the Rosebank section of Staten Island, subject to regulatory approval.

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated. Those risks and uncertainties include, among other things, possible future changes in (i) the local, regional or national economy,
(ii) market interest rates, (iii) customer preferences; (iv) competition or (v) federal or state laws.


                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                  June 30, 2004
                                   (Unaudited)

                                                   June 30,        December 31,
                                                     2004              2003
                                                 -------------    -------------

Assets:

 Cash and due from banks                         $  38,314,729    $  30,187,741
 Investment securities, available for sale          95,088,554       83,770,903
 Loans receivable                                   71,101,485       67,981,461
  Allowance for loan loss                           (1,210,005)      (1,162,776)
                                                 -------------    -------------
    Loans receivable, net                           69,891,480       66,818,685
 Bank premises and equipment, net                    1,931,053        2,132,154
 Accrued interest receivable                           595,144          588,232
 Deferred taxes                                      2,117,617          934,710
 Other assets                                          626,672          542,545
                                                 -------------    -------------
      Total assets                               $ 208,565,249    $ 184,974,970
                                                 =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                          $  87,217,521    $  77,416,339
    NOW                                             27,367,217       23,627,653
    Money market                                    23,482,798       23,709,155
    Savings                                         13,154,148       10,394,955
    Time                                            38,882,201       32,287,215
                                                 -------------    -------------
       Total Deposits                              190,103,885      167,435,317
 Escrow deposits                                       288,609          267,484
 Trust preferred securities                          5,000,000        5,000,000
 Accounts payable and accrued
  expenses                                           2,551,663        1,630,544
                                                 -------------    -------------
     Total liabilities                             197,944,157      174,333,345

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,503,462 and 1,407,997
    issued and outstanding, respectively)                  150              106
 Additional paid in capital                          8,890,099        7,031,499
 Retained earnings                                   4,768,164        3,779,686
 Unallocated ESOP shares                            (1,662,600)              --
 Accumulated other comprehensive loss,
   net of taxes of $1,199,181 and $148,001,
   respectively                                     (1,374,721)        (169,666)
                                                 -------------    -------------

    Total stockholders' equity                      10,621,092       10,641,625
                                                 -------------    -------------

     Total liabilities and stockholders'
        equity                                   $ 208,565,249    $ 184,974,970
                                                 =============    =============

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                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                  June 30, 2004
                                   (unaudited)

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
                                        Three months     Three months      Six months       Six months
                                            ended            ended            ended            ended
                                        June 30, 2004    June 30, 2003    June 30, 2004    June 30, 2003
                                        -------------    -------------    -------------    -------------
Interest and dividend income:
 Loans receivable                       $   1,303,760    $   1,253,241    $   2,617,500    $   2,416,924
 Investment securities                        899,053          498,444        1,744,242          971,044
 Other interest earning assets                 44,163           69,780           69,381          121,492
                                        -------------    -------------    -------------    -------------
     Total interest income                  2,246,976        1,821,465        4,431,123        3,509,460

Interest expense:
 NOW                                           26,892           35,396           50,674           66,042
 Money market                                  52,142           69,716           99,952          151,527
 Savings                                       14,742           16,840           28,180           31,422
 Trust preferred                               86,362               --          172,725               --
 Time                                          81,882           88,655          159,994          179,946
                                        -------------    -------------    -------------    -------------
     Total interest expense                   262,020          210,607          511,525          428,937

Net interest income                         1,984,956        1,610,858        3,919,598        3,080,523
Provision for loan loss                        50,000           30,000          100,000           70,000
                                        -------------    -------------    -------------    -------------
    Net interest income
       after provision for loan loss        1,934,956        1,580,858        3,819,598        3,010,523

Non-interest income:
 Loan fees                                     18,674           23,481           34,197           64,309
 Service charges on deposits                  407,976          318,883          835,666          655,932
 Net rental income/(loss)                      11,762           13,138           19,794            8,963
 Other income                                  14,741           19,603           37,278           30,227
                                        -------------    -------------    -------------    -------------
     Total non-interest income                453,153          375,105          926,935          759,431

Non-interest expenses:
 Salaries and benefits                        834,101          681,783        1,630,368        1,356,564
 Occupancy expenses                           228,150          235,003          459,477          485,323
 Legal expense                                 49,527           25,028           84,298           53,678
 Professional fees                             53,423           41,525           95,777           76,025
 Computer expense                              70,532           69,333          135,226          142,698
 Other expenses                               236,103          245,551          490,506          497,499
                                        -------------    -------------    -------------    -------------
     Total non-interest expenses            1,471,836        1,298,223        2,895,652        2,611,787

       Income before income taxes             916,273          657,740        1,850,881        1,158,167
                                        -------------    -------------    -------------    -------------

Provision (benefit) for income taxes:
 Current                                      516,217          323,599          994,130          573,000
 Deferred                                     (89,252)         (18,309)        (131,727)         (33,369)
                                        -------------    -------------    -------------    -------------
     Total provision for income taxes         426,965          305,290          862,403          539,631

              Net income                $     489,308    $     352,450    $     988,478    $     618,536
                                        =============    =============    =============    =============

Basic income per common share           $        0.34    $        0.25    $        0.70    $        0.44
                                        =============    =============    =============    =============

Fully diluted net income per share      $        0.33    $        0.24    $        0.67    $        0.42
                                        =============    =============    =============    =============

Book value per common share             $        7.06    $        7.18    $        7.06    $        7.18
                                        =============    =============    =============    =============